Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2014, relating to the financial statements and financial highlights which appear in the October 31, 2014 Annual Report to Shareholders of Schroder North American Equity Fund and Schroder Global Multi-Cap Equity Fund (constituting Schroder Global Series Trust), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 27, 2015